Exhibit 4

                     Opinion of Munger, Tolles and Olson LLP

                                  June 16, 2000

Countrywide Home Loans, Inc.
Countrywide Credit Industries, Inc.
4500 Park Granada
Calabasas, CA 91302

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Prospectus Supplement dated June 15, 2000 (the "Prospectus Supplement") to the Prospectus dated June 8, 2000, pertaining to your Registration Statement on Form S-3 (File Nos. 82583 and 82583-01) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), being filed today with the Securities and Exchange Commission, with respect to the public offering of Medium-Term Notes, Series I, of Countrywide Home Loans, Inc. (the "Notes").

We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section of the Prospectus Supplement captioned "Certain Federal Income Tax Consequences," to the extent that such statements constitute statements of law, reflect our opinion regarding the material federal income tax consequences of the purchase, ownership and disposition of the Notes. No opinion is expressed on matters other than those specifically referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,


                                                   Munger, Tolles & Olson LLP